Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

JEFFERIES GROUP CAPITAL FINANCE INC.

The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

FIRST: The name of the Corporation is

JEFFERIES GROUP CAPITAL FINANCE INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock, and the par value of each such share is One Cent ($0.01).

FIFTH: The name and mailing address of the incorporator is Roland T. Kelly, Jefferies LLC, 11100 Santa Monica Blvd., 11th Floor, Los Angeles, California 90025

SIXTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

SEVENTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have signed this Certificate this 27th day of January, 2016.

/s/ Roland T. Kelly
Roland T. Kelly